Mail Stop 7010

      October 4, 2005


Mr. Alan J. Gotcher
Chief Executive Officer
Altair Nanotechnologies, Inc.
204 Edison Way
Reno, Nevada 89502-2306

	RE:	Forms 10-K and 10-K/A for Fiscal Year Ended December 31,
2004
		Forms 10-Q for Fiscal Quarters Ended March 31 and June
30,
2005
		File No. 1-12497

Dear Mr. Gotcher:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Scott Watkinson, Staff Accountant, at
(202) 551-3741 or, in his absence, to the undersigned at (202)
551-
3769.

							Sincerely,


							Rufus Decker
							Accounting Branch Chief